EXHIBIT 10.4

RESEARCH AND DEVELOPMENT AGREEMENT

THIS RESEARCH AND DEVELOPMENT AGREEMENT (the “Agreement”), is entered into under seal as of the 8th day of November, 2005 among Safety Tech International, Inc., a Maryland corporation, or its affiliated designee (“STI”), Safety Tech AG, a Swiss corporation (“STAG”), Hans Hauser, a Swiss resident and principal of STAG (“Hauser” or the “Principal”), (STAG and Hauser each, a “STAG Party,” collectively, the “STAG Parties”)(STI, STAG and Hauser each, a “Party,” collectively, the “Parties”).

EXPLANATORY NOTE

WHEREAS, STAG has performed for the benefit of STI certain critical and innovative research, design, development and other related services relating to the manufacture, installation, servicing, maintenance and marketing generally of powered air purifying respirators equipment, dual air supply units and other respiratory products.

WHEREAS, the businesses of STAG and STI are not confined by a geographic area, but is conducted throughout the United States and globally.

WHEREAS, as either or both a key employee and/or owner of STAG, the Principal has been provided with open access to highly confidential and valuable information about STAG’s and STI’s business, technologies, products, future business plans, clients, customers and other sensitive technical, financial and business matters which heretofore have been maintained as confidential at considerable expense and have provided a significant competitive advantage to STI.

WHEREAS, STI and TVI Corporation, a Maryland corporation (“TVI”), have entered into an Agreement and Plan of Merger, dated November 8, 2005 (the “Merger Agreement”) which provides for the merger of STI with a wholly-owned subsidiary of TVI (the “Transaction”).

WHEREAS, as a condition to the consummation of the Transaction, the Merger Agreement contemplates, among other things, that the Parties enter into this Agreement and that this Agreement be effective immediately prior to the closing of the Transaction.

WHEREAS, STI now desires to engage STAG as an independent contractor and secure the continuing services of the Principal, and STAG desires to so engaged, all on the terms and conditions provided in this Agreement.

WHEREAS, the Principal is a key employee, controlling shareholder, director and executive of STAG, and in such capacity, the Principal endeavors to cause STAG to comply with the terms and conditions of this Agreement, and the Principal agrees to be bound by the sections of this Agreement that specifically apply to the Principal.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree under seal as follows:

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Section 1 Engagement as Independent Contractor.

(a) Generally. Subject to the terms and conditions hereof, STI hereby engages STAG during the Term to perform, on an exclusive basis, research, design, development, testing and other related services relating to the manufacture, installation, servicing, maintenance and marketing generally of powered air purifying respirators equipment, dual air supply units and other identified respiratory products (the “Services”).

(b) Duties and Authority.

(i) All Services shall be performed by STAG in a professional and workman-like manner to the very best of its ability and STAG will devote such time, energy and skills as are reasonably necessary to the orderly and efficient dispatch of its responsibilities hereunder; provided that, at all times during the Term, STAG commits to retaining the Principal’s full business time, skill and efforts to the Services (approximately 40 hours per week, on average, consistent with past custom and practice), and to no other business endeavor. Notwithstanding the foregoing, STAG and the Principal may engage in other non-competitive business activities, provided such activities do not materially interfere or conflict in any respect with the performance of their respective duties hereunder. Subject to the foregoing and the remaining terms of this Agreement, STAG shall be free to dispose of such portion of its entire time, energy and skill as it is not obligated to devote hereunder, in such manner as it chooses.

(ii) The Principal shall at all times lead all efforts hereunder and, as such, shall be primarily responsible for the performance of the Services. During the Term, STAG shall maintain a suitable staff of engineers and other personnel needed to render the Services, consistent with its current custom and practice (including with respect to total man-hours and service level) in providing Services to STI. The parties acknowledge that, other than the services of the Principal as set forth herein, STAG shall not be required to retain the services of any specific individual employee or personnel hereunder. However, in the event of the loss of the services of other STAG personnel (e.g., Otto Gossweiler), STAG shall replace such personnel so that the service level commitment set forth in the second sentence of this subsection is fulfilled. STAG may utilize the assistance of other STAG personnel in performing the Services; provided that, STI reserves the right to pre-approve any proposed assignment or changes, which approval shall not be unreasonably withheld.

(iii) It is agreed that STAG shall render and perform the Services to STI as an independent consultant, and not as an employee. As an independent contractor, STAG shall have no right or authority at any time to make any contract or binding promise of any kind on STI’s behalf. STAG, rather than STI, shall have day-to-day control over the precise scope and details of the Services, subject only to the ultimate approval, of satisfactory progress and completion, by STI; provided however, that in performing the Services, STAG shall consult with STI on a regular basis and shall comply with the reasonable requests of STI regarding the Services. STAG is responsible for compliance with all applicable laws and regulations relating to the Services.

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(c) Scope of Work.

(i) STI and STAG shall work together to develop and implement appropriate engineering and development projects consistent with their past custom and practice that support and further STI’s core business and products. At the outset of each such project, the parties will develop appropriate milestones, cost estimates and, where possible, market goals. STI and STAG shall meet on a regular basis to discuss potential projects and business opportunities.

(ii) In order to coordinate and track the performance of Services hereunder, each month STI and STAG shall jointly develop a project list setting forth all outstanding projects which shall contain: (i) the identity of each project by name and project number; (ii) the man-hours and costs incurred for such project, both on a most recent month and inception-to-date basis; (iii) an estimate of the remaining man-hours and costs needed to project completion; and (iv) a target date of completion, together with such additional information as the Parties may specify. STI and STAG shall communicate on a monthly basis to discuss the status and progress of all outstanding projects.

Section 2 Consulting Fees and Other Payments.

(a) Base Consulting Fee. During the Term, STI shall pay to STAG, as compensation for the performance of its duties and obligations hereunder, a base consulting fee at the rate of thirty thousand dollars ($30,000) per month (“Consulting Fee”). Notwithstanding Section 2(f) below, STAG shall bear any and all risk or liability whatsoever associated with any foreign currency exchange.

(b) Other Personnel Costs; Use of Third Parties. In the event that the services or resources of any outside consultants, vendors, suppliers or other non-STAG personnel are deemed necessary to perform properly the Services to be rendered hereunder (collectively, the “Third Party Contractors”), the use of any such Third Party Contractors and the related terms of engagement shall require the prior approval of STI. In no event will STI be charged more than the costs charged to and paid by STAG for such Contractor services. STAG agrees to pass through to STI any discounts, credits or any other allowances on cost of expenses afforded to STAG. In the event such are afforded to STAG after invoices have been sent or paid by STI, STAG shall credit the amount in full against the next invoice submitted. STI shall not be responsible for payment of any Contractor costs or fees in excess of the amounts agreed to by the Parties in writing.

(c) Reimbursement of Business Expenses. During the Term, STI shall reimburse STAG for all other documented reasonable business expenses actually incurred by STAG in the performance of its duties hereunder (including business-related travel to STI’s facility), in accordance with STI’s policies; provided that, any single expense in excess of $1,500 and any expenses collectively in excess of $3,500 per month will require the advance written approval of STI.

(d) Reimbursement for Certain Procurements. During the Term, at STI’s request, STAG may directly procure needed tooling, equipment or raw materials, for which STAG will be entitled to reimbursement in full for all reasonable costs related to the acquisition and transport to STI of such tooling, equipment or raw materials, and an additional handling fee not to exceed ten percent (10%) of STAG’s actual and documented costs for any such raw materials.

(e) Invoices. STAG shall invoice STI every month for all Services provided to STI by STAG, together with all out-of-pocket expenses incurred during the preceding month period. Each such invoice shall be due and payable within thirty (30) days after delivery to STI.

(f) Payment; Currency. All payments made pursuant to this Agreement shall be denominated and made in United States dollars. Except as expressly set forth herein, STI shall bear any and all risk or liability whatsoever associated with any foreign currency exchange.

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(g) No Employee or Other Benefit or Perquisite. STAG agrees that as an independent contractor, it shall be compensated for its Services hereunder only as set forth above and it shall have the sole responsibility for payment of any and all income taxes and such other payments or other contributions as may be required by all applicable law. STAG agrees that as an independent contractor, it alone will be responsible for its employees’ health insurance, Swiss social security and any other compulsory payments under Swiss law, and any and all other employee, fringe and other benefit and perquisite whatsoever.

Section 3 Deliverables.

(a) STAG shall deliver to STI good and marketable title, free and clear on any lien or encumbrance whatsoever to all work products hereunder (the “Deliverables”); provided that, STAG shall be permitted to incorporate into Deliverables technologies, materials or other works of third parties (a “Preexisting Work”) under the terms of blanket developer licenses or other agreement providing for the irrevocable, perpetual, non-accountable, worldwide, royalty–free right and license to use, reproduce, modify, sell, distribute internally or externally, and otherwise freely exploit said Preexisting Works; provided further, that the use of any other Preexisting Works shall require the prior approval of STI.

(b) In the event of any material non-conformity of any Deliverable to its specifications, STAG shall use all available commercially reasonable efforts to correct promptly any such material non-conformity.

(c) The Parties acknowledge that meeting the dates established in the project lists is important and each will use all available commercially reasonable efforts to meet such dates. The Parties shall immediately advise each other in the event of circumstances that might lead to changes in the dates set forth in project list. Neither Party shall not be liable for any delay or failure in performance arising out of acts or events beyond its reasonable control, including, but not limited to, fires, labor disputes, embargoes, requirements imposed by government regulation, civil or military authorities, acts of God, or by the public enemy.

Section 4 Representations and Warranties.

(a) Each Party represents and warrants to the other corporate Party as follows: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) it has all requisite corporate power and authority to carry on its business as presently conducted, and to enter into this Agreement and perform its obligations hereunder; (iii) the execution, delivery and performance by said Party of its obligations under this Agreement have been duly authorized by all necessary corporate action of said Party; (iv) this Agreement constitutes the legal, valid and binding obligation of said Party and is enforceable against said Party in accordance with its terms, and does not conflict with any other contracts or agreements to which said Party is a party; and (v) said Party shall comply fully with all applicable laws, regulations, ordinances, statutes or codes, in the performance of its obligations under this Agreement. The Principal represents and warrants to STI that he has all requisite power, capacity and authority to execute and deliver this Agreement and to perform his obligations hereunder.

(b) STAG additionally represents and warrants that the Services will be performed in a professional manner by qualified personnel and that each Deliverable will be free of material defects and

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will conform to, and operate in accordance with, any associated specifications. STAG warrants that, to its knowledge, no Deliverable shall violate or otherwise infringe upon any other party’s patent, copyright, trademark, trade secret or other intellectual property or proprietary right whatsoever.

Section 5 Indemnification.

(a) STAG and STI each agree to indemnify, defend and hold harmless the other, its successors and permitted assigns, from and against any and all amounts payable under any judgment, verdict, court order or settlement for death or bodily injury or the damage to or loss or destruction of any real or tangible personal property to the extent arising out of the indemnitor’s gross negligence, willful misconduct or intentional acts in the performance of this Agreement; provided that, nothing contained herein shall excuse the gross negligence, willful misconduct or intentional acts of either Party to the other hereunder, for which said Party shall be fully responsible and indemnify the other Party.

(b) STAG agrees to indemnify, defend and hold harmless STI, its successors and permitted assigns, from and against any and all amounts payable under any judgment, verdict, court order or settlement to the extent resulting from any unaffiliated third party allegation that the work performed by STAG under this Agreement willfully or knowingly infringes, misappropriates or otherwise violates such party’s patent, copyright, trademark, trade secret or other intellectual property or proprietary right whatsoever. The foregoing infringement indemnity expressly does not cover claims arising from: (i) the combination of such systems, materials or work with products or services not provided by STAG; (ii) the modification of such systems, materials or work performed by any person, other than STAG; or (iii) the use of systems, materials or work performed in a manner not permitted or contemplated hereunder or by another obligation of STI to STAG.

(c) The indemnities in this Section 5 are contingent upon: (i) the indemnified Party promptly notifying the indemnifying Party in writing of any claim which may give rise to a claim for indemnification hereunder; (ii) the indemnifying Party being allowed to control the defense and settlement of such claim; and (iii) the indemnified Party cooperating with all reasonable requests of the indemnifying Party (at the indemnifying Party’s expense) in defending or settling a claim. The indemnified Party shall have the right, at its option and expense, to participate in the defense of any suit or proceeding through a counsel of its own choosing. If, however, the defendants in such action include multiple parties hereto and the indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying Party, the indemnified Party shall be entitled to separate counsel, reasonably acceptable to the indemnified Party, which shall be paid for by the indemnifying Party. In the event that an indemnifying Party undertakes a defense, the counsel chosen to conduct such defense shall be reasonably acceptable to the indemnified Party. The Parties agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding. No Party shall make a settlement of any claim for which indemnity is sought without the written consent of the other, which consent shall not be unreasonably withheld.

Section 6 Term.

The term of this Agreement will commence immediately and automatically upon the Closing (as defined in the Merger Agreement) and continue thereafter for a term of four (4) years (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each a “Subsequent Term”), unless either: (a) STI provides written notice to STAG of its intent to terminate STAG’s engagement at least ninety (90) days prior to the end of the Initial Term or a Subsequent Term; or (b) STAG provides written notice to STI of its intent to terminate its engagement at

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least one hundred eighty (180) days prior to the end of the Initial Term or a Subsequent Term, as the case may be, in either of which case this Agreement shall expire at the end of the then current Initial Term or Subsequent Term. Notwithstanding the foregoing, STAG’s engagement hereunder may be earlier terminated as provided in Section 7 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term.”

Section 7 Termination of Engagement.

(a) Termination for Cause. STI may, in its discretion, terminate the Term hereunder, with Cause, without prior notice. For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:

(i) Dishonesty, theft, misrepresentation, deceit, or fraud in connection with any STAG Party’s performance of its or his duties hereunder;

(ii) Dishonesty, theft, misrepresentation, deceit, or fraud, other than in connection with any STAG Parties’ performance of its or his duties or functions hereunder, provided such actions cause material harm, or potential material harm, to STI, including material harm to the reputation or functioning of STI, or to the STAG Parties’ ability to fully perform all duties or functions hereunder;

(iii) a STAG Party’s negligence, incompetence or insubordination, as determined in the good faith, reasonable discretion of STI, to perform the duties and functions assigned by STI hereunder, provided however, that if the failure is such as may, in the reasonable opinion of STI, be of the nature that the STAG Party were unaware of its failure to perform, STI shall give notice of such failure, and the STAG Party shall have up to fifteen (15) calendar days to remedy the deficiency to STI’s reasonable satisfaction. In such an event, Cause shall be determined finally by the affirmative vote of a majority of the entire STI Board of Directors (excluding the Principal, should he then be a member of such Board), acting in good faith and in a manner that is consistent with its fiduciary duties to maximize STI stockholder value, after the STAG Parties have been provided the opportunity to make a presentation to the Board;

(iv) At any time prior to or after the execution of this Agreement, the Principal’s conviction for, or plea of nolo contendere to, a charge or commission of a felony or equivalent (e.g., indictable offense);

(v) At any time after the execution of this Agreement, Principal ceases to be a full-time employee of STAG for any reason whatsoever or otherwise be available to perform the Services hereunder other than due to death or Disability;

(vi) Any knowing or intentional breach of a material representation, warranty or covenant by Principal with respect to the Transaction;

(vii) any breach by the STAG Parties of the provisions of Sections 11 - 17 hereof which is either: (A) knowing or willful, or (B) has caused, or can reasonably be expected to cause STI material economic harm; provided however, that if the breach is such as may, in the reasonable opinion of STI, be of the nature that the STAG Parties were unaware of its breach, the STAG Parties shall have thirty (30) days following written notice from STI to fully cure the same; or

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(viii) Any other conduct engaged in by any of the STAG Parties with the intended purpose of resulting in harm or detriment to STI including, but not limited to, the diversion of work opportunity away from STI, or competing with STI.

(b) Termination Upon the Principal’s Death or Disability. The Term shall be terminated immediately and automatically upon the death of the Principal. The Term may be terminated, at the option of STI, if the Principal shall be rendered incapable of performing the normal duties and functions of his engagement, as determined in the discretion of STI, and by reason of a Disability (as defined herein). For purposes of this Agreement, “Disability” shall mean any mental or physical condition either: (i) defined to be a “disability” for purposes of eligibility to receive long term disability benefits under STI’s long term disability insurance policy or contract as may be in effect from time to time for the benefit of employees of STI; or (ii) that impairs the ability of the Principal to perform the normal duties and functions of his engagement and which can be expected to last, or which has lasted, for a period of six (6) or more consecutive months from the first date of first onset. If the Term is terminated due to the Disability of the Principal, STI shall give thirty (30) days’ advance written notice to that effect to STAG. If the existence of a Disability hereunder is in dispute, it shall be resolved by a mutually-agreed physician.

(c) Termination without Cause. STI may terminate the Term without Cause at anytime on ninety (90) days advance written notice.

(d) Termination by STAG Party. In addition to the right set forth in Section 6(b) hereof, a STAG Party may terminate the Term for Cause if STI fails to make payment of any amount due hereunder not the subject of a bona fide dispute and such failure continues uncured for forty-five (45) days following written notice to STI.

Section 8 Consequences of Termination.

(a) Termination without Cause. In the event of the termination of the Term by STI without Cause, STAG shall be entitled to continue to receive the Consulting Fee for a period of ninety (90) days following the effective date of such termination. Additionally, if such termination by STI without Cause occurs (i) on or before June 30, 2006, Principal shall be entitled to his proportionate share of the Maximum Earnout Payment payable for 2006 and 2007 regardless of whether there is actual excess EBITDA for either year; (ii) after June 30, 2006 but before June 30, 2007, Principal shall be entitled to his proportionate share of the Maximum Earnout Payment payable for 2007 regardless of whether there is actual excess EBITDA for 2007. In either case, the Maximum Earnout Payment shall be due and payable at such time it would otherwise be due and payable pursuant to Section 1.7 of the Merger Agreement. The terms “Maximum Earnout Payment” and “EBITDA” shall have the same meaning as is ascribed to such terms under the Merger Agreement.

(b) Other Terminations. In the event of the termination of STAG’s engagement hereunder for any reason other than those specified in Section 8(a) hereof, including but not limited to STAG’s voluntary termination or the death or Disability of the Principal, STAG shall not be entitled to any payments hereunder; provided that, notwithstanding anything to the contrary in this Section 8, in the event of termination of STAG’s engagement hereunder for any reason, the STAG Parties shall be entitled to payment of any unpaid portion of its Consulting Fee and any other payments required by Section 2 hereof through the effective date of termination.

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Section 9 Additional Consequences of Certain Termination; Liquidated Damages

(a) If at anytime during any Subsequent Term, any of the STAG Parties breaches the notice requirements of Section 7(d), or fails to diligently perform his or its responsibilities during that notice period as required thereby, the Parties agree that the STAG Parties shall pay to STI, as liquidated damages for such breach immediately thereupon, an amount equal to the pro rata portion of the Consulting Fee for the period for which the required notice was not fully given.

(b) The Parties acknowledge that: (i) the uninterrupted provision of the Services by the STAG Parties throughout the entire Initial Term as required hereby is both a material inducement to, and a fundamental basis of the bargain for, both: (i) the consummation of the Merger by TVI; and (ii) STI’s agreement to engage STAG hereunder, the level of fees to be paid to, and the duties and functions assigned to, STAG hereunder. The Parties further acknowledge that: (x) any termination of the Term prior to the expiration of the full Initial Term (“Early Termination”), will cause irreparable, immediate and substantial economic and other injury and damage to both STI and TVI; (y) in the event of any Early Termination, it will be either extremely difficult or impossible to determine and identify the damages that will be incurred as a result thereof; and (z) in order for STI and TVI to protect their respective businesses and goodwill, the liquated damages provided for in this Section 9 are reasonable, necessary and appropriate in duration, nature and amount.

(c) Nothing in this Section shall be construed to limit in any manner whatsoever any other rights and remedies that STI may have by virtue of any breach of this Agreement including, without limitation, any breach of Sections 11 through 17 hereof, inclusive, each of which is deemed separately and additionally necessary for the protection of the business and goodwill of STI and its Affiliates.

Section 10 Insurance.

During the Term, STI shall be entitled to maintain, at its cost and for its benefit, such insurance policies and risk management arrangements covering the Services and the STAG Parties’ activities hereunder as STI deems appropriate under the circumstances. The STAG Parties agree to cooperate fully, at STI’s sole expense, in the acquisition and maintenance of any such policies and arrangements. In the event that such policies can not be obtained directly by STI, the STAG Parties agree to all cooperate, at STI’s expense, with all reasonable requests of STI including, if permitted by applicable law, obtaining such policies in STAG’s name, with STI being named as a loss payee or other insured.

Section 11 Confidentiality.

(a) Generally. All Confidential and Proprietary Information shall be and remain the sole and exclusive property of STI, without regard to any involvement that any of the STAG Parties may have (or have had) in the conception, development, creation, and/or modification of same. Each of the STAG Parties agree that it and they will not at any time during the Term hereof or at any time thereafter (regardless of the reason for termination), in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any Person, in any manner whatsoever, any Confidential Information and Proprietary Information (as defined herein). For purposes of this Agreement, a “Person” means any legal person, including, without limitation, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

(b) “Confidential and Proprietary Information” Defined. “Confidential and Proprietary Information” means any and all information or material: (i) disclosed or communicated by STI to the STAG Parties; (ii) developed, learned, or otherwise acquired by the STAG Parties and relating, directly or indirectly, to the engagement with STI; (iii) entrusted to STI or the STAG Parties by third parties; and/or

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(iv) disclosed or communicated to the STAG Parties during its engagement with STI by any third party that owes a duty of confidentiality with respect to the information and/or material so disclosed or communicated. Confidential and Proprietary Information includes, but is not limited to, Inventions (as defined herein), confidential information, trade secrets, copyrighted works (registered, unregistered, and/or common law), product ideas, techniques, processes, formulas, computer software source and/or object code and documentation, algorithms, system design, architecture, logic, structure, software, mask works, data and/or any other information of any type relating to research, development, marketing, forecasts, sales, profit margins, costs, pricing, non-public financial or accounting information, lists of actual or potential clients suppliers or partners, and/or personnel data, including without limitation, the salaries, duties, qualifications, performance levels, and terms of compensation of other STI employee, without regard in any event to whether such information or material is or is not marked as “proprietary” and/or “confidential.” Confidential and Proprietary Information may (but need not) be contained in material such as drawings, samples, procedures, specifications, reports, studies, analyses, client or supplier lists, budgets, cost or price lists, compilations and/or computer programs, or may be in the nature of unwritten knowledge or know-how, without regard to whether such knowledge or know-how is protected by the law of trade secrets.

(c) Exclusions. The provisions of this Section 11 shall not apply to: (i) information that is public knowledge or available to the public other than as a result of disclosure by any of the STAG Parties in breach of this Section 11; (ii) information disseminated by STI to third parties in the ordinary course of business; (iii) information lawfully received by the STAG Parties from a third party who, based upon reasonable inquiry by the STAG Parties, is not bound by a confidential relationship to STI or any of its Affiliates (as defined herein); or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the STAG Parties. For purposes of this Agreement, an “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to have control when such Person possesses the power, directly or indirectly, or has the power to direct or to cause the direction of, the management and policies of a Person through the ownership of voting securities, by contract or otherwise.

Section 12 Ownership of STI Documents.

All STI Documents (as defined herein) shall be and remain the sole and exclusive property of STI without regard to any involvement any of the STAG Parties may have (or have had) in the conception, development, creation, and/or modification of such STI Documents. All STI Documents, materials, and property in any of the STAG Party’s possession or under its or his control shall be returned to STI as and when requested, excepting only personal copies of records relating to compensation (“Personal Documents”). Even if STI does not so request, each of the STAG Parties shall return all STI Documents, materials, and property immediately upon the termination of engagement hereunder without regard to the reason for the termination, and, except for Personal Documents, will not take or give to any third party any STI Documents, materials, or property or any reproduction thereof upon said termination of engagement. “STI Documents” means documents or other media that contain or relate to Confidential and Proprietary Information (as defined herein) or any other information concerning the business, operations, or plans of STI, whether such documents have been prepared by the STAG Parties or by others. STI Documents include, but are not limited to, papers, drawings, photographs, charts, graphs, notebooks, client lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

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Section 13 Inventions; Copyrights; Further Assurances.

(a) Inventions. The STAG Parties are hereby retained in a capacity that specifically includes the making of Inventions for the exclusive benefit of STI, as the STAG Parties are being hired, inter alia, to invent. The STAG Parties hereby transfer, assign, and convey to STI any and all rights he presently has or may acquire in any and all Inventions conceived, made, developed, or first reduced to practice or learned by him and/or others during the term of his engagement with STI (regardless of patentability) which relate to the Restricted Products and Services (as hereinafter defined). This assignment shall include: (i) the right to file and prosecute patent applications on such Inventions in any and all countries, (ii) the patent applications filed and patents issuing thereon, and (iii) the right to obtain copyright, trademark or trade name protection for any related work product. The STAG Parties shall promptly and fully disclose all such Inventions to STI conceived, made, developed, or first reduced to practice or learned, either alone or jointly with others, during the term of his engagement with STI and assist STI in obtaining and protecting the rights therein (including patents thereon) in any and all countries (at STI’s sole cost and expense); provided, however, that said Inventions will be the sole property of STI, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be, and which relate, directly or indirectly, to his work for STI. Such disclosure shall be made promptly after each Invention is conceived, made, developed, or first reduced to practice or learned, whichever is earliest in time. “Invention(s)” means any and all discoveries, developments, concepts, designs, ideas, improvements, inventions and/or works of authorship (including, but not limited to interim work product, modifications, and derivative works), whether or not patentable, copyrightable, or otherwise legally protectable. This includes, but is not limited to, any new product, method, procedure, process, formulation, algorithm, computer program, software, technique, use, equipment, device, apparatus, system, compound, composition of matter, design or configuration of any kind, and/or any improvement(s) thereon.

(b) Copyrights. Each of the STAG Parties agrees to promptly and fully disclose to STI any and all copyrighted (registered, unregistered, or common law) and potentially copyrightable subject matter that any of the STAG Parties conceives, creates, develops, or modifies at anytime during the term of engagement by STI which relates, directly or indirectly, to its work as a contractor, including without limitation, all computer programs, documentation, technical descriptions for products, user’s guides, and/or illustrations, including any contributions to such subject matter (“Copyright Product”). All Confidential and Proprietary Information which is Copyright Product shall be considered “work made for hire” under the copyright laws of the United States, and the copyright for any and all Copyright Product shall automatically be and remain the sole and exclusive property of STI. Furthermore, each of the STAG Parties hereby transfers and assigns to STI any and all rights they presently possess or may acquire in any and all Copyright Product which, for any reason, does not qualify as “work made for hire”. If any Copyright Product embodies or reflects any of preexisting rights, the STAG Parties hereby grant to STI an irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

(c) Moral Rights Waiver. The STAG Parties irrevocably waive and agree never to assert any moral or any other rights of any nature, kind and description whatsoever the STAG Parties may be deemed to have in any Deliverables, even after any termination or expiration of this Agreement, and to obtain a similar waiver from other STAG personnel and Third Party Contractors performing Services on behalf of the STAG Parties prior to the provision of any such Services by each such party.

(d) Further Assurances. During and at anytime after engagement by STI and upon STI request, each of the STAG Parties will execute all papers in a timely manner and do all reasonable acts necessary or desired to apply for, secure, maintain and/or enforce patents, copyrights, trademarks and any other legal rights in the United States and any foreign countries in any and all Inventions, Confidential

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and Proprietary Information and Copyright Product and other intangible assets owned by and/or assigned to STI hereunder or otherwise. Each of the STAG Parties will execute all papers and do any and all reasonable acts necessary or desired to assign and transfer to STI, or any Person to whom STI is obligated to assign its rights, all of the STAG Party’s entire right, title, and interest in and to any and all Inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets. In the event that STI is unable for any reason whatsoever to secure any STAG Party’s signature to any document reasonably necessary or desired for any of the foregoing purposes (including, but not limited to, renewals, extensions, re-registrations, continuations, divisions or continuations in part), each of the STAG Parties hereby irrevocably designates and appoints STI and its duly authorized officers and agents as their agents and attorneys-in-fact to act for and in their behalf and in their stead, but only for the purpose of executing and filing any such document(s) and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by the STAG Parties.

Section 14 Non-Competition.

Each of the STAG Parties agrees that it or he shall not during the Term and during the Restricted Period (as herein defined), directly or indirectly, alone or as principal, partner, joint venture, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, engage in, consult or assist any other entity in any manner or in any capacity whatsoever, in designing, developing, manufacturing, installing, servicing, maintaining and/or otherwise marketing powered air purifying respirators equipment, dual air supply units and any other respiratory product for chemical, biological, radiological and nuclear protection, including all associated accessories, supplies and products; or (b) performing any other business activities which are the same or substantially similar to any business activity provided or performed by STI or any STI Affiliate at anytime during the Term (the “Restricted Products and Services”). The foregoing restriction will apply throughout all of North America and Europe, or such other geographical area as a court shall find reasonably necessary to protect the goodwill and business of STI and its Affiliates (the “Restricted Territory”). For purposes of this Agreement, the term “Restricted Period” shall mean the period of time following the date of the STAG Party’s termination equal to the longer of: (i) twenty-four (24) months; or (ii) forty-eight (48) months less the number months that have elapsed from the date hereof until the date of STAG’s termination hereunder (or if such calculated period is unenforceable by law, then for such period as shall be enforceable).

Section 15 Non-Solicitation of the STAG Parties.

Each of the STAG Parties agrees that it or he shall not during the Term and during the Restricted Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever: (i) hire, solicit for hire, engage, retain, or enter into any engagement, agency, consulting or other similar agreement or arrangement with, any Person who, within the twenty-four (24) month period prior to the termination of STAG’s engagement by STI, was an employee of STI or a STI Affiliate, or (ii) induce or attempt to induce such Person to terminate his engagement with STI or any STI Affiliate.

Section 16 Non-Solicitation of Clients or Customers.

Each of the STAG Parties agrees that it or he shall not during the Term and during the Restricted Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, directly or indirectly, for his own account, or for the account of others, solicit orders for Restricted Products and Services from, or provide Restricted Products and Services to or for, any Person that was a customer or client of STI or any STI Affiliate (or which STI or any STI Affiliate was soliciting to be a customer or client) at anytime during the twenty-four (24) month period preceding the termination of STAG’s engagement.

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Section 17 Breach of Restrictive Covenants; Specific Enforcement; Passive Investments.

(a) The restrictions contained in Section 9 and Sections 11 through 17 hereof, inclusive, are necessary for the protection of the business and goodwill of STI and its Affiliates and are considered by each of the STAG Parties to be reasonable for such purposes. It is acknowledged that it may be impossible to determine the monetary damages incurred by the violation of this Agreement by any STAG Party and that any violation of this Agreement will cause irreparable, immediate and substantial injury to STI. Accordingly, each of the STAG Parties agrees that STI will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining the STAG Parties and any other involved party from committing a violation of this Agreement and each of the STAG Parties agrees to the issuance and entry of such injunction. In addition, STI will be entitled to such damages as it can demonstrate it has sustained by reason of the violation of this Agreement by any of the STAG Parties and/or others. With specific regard to the restrictions contained in Section 14 hereof, in the event a court should find that the Restricted Territory should encompass some geographic territory other than all of North America and Europe despite the Parties’ agreement that such restriction is necessary for the protection of the business and goodwill of STI, the Parties intend that the covenant contained therein shall be construed as a series of separate covenants, one for each city, county, state and country of the Restricted Territory. In such an event, except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained therein.

(b) Notwithstanding the terms of Sections 14 through 16 hereof, inclusive, each of the STAG Parties shall be permitted to be a passive owner of not more than five percent (5%) of the outstanding stock of a corporation that is publicly traded, so long as such STAG Parties has no active participation in the business of the corporation.

(c) All payments otherwise to be made by STI to STAG hereunder may be set-off in accordance with the set-off provisions as set forth in Section 7.5 of the Merger Agreement.

(d) The Parties acknowledge that the legal rights and protections afforded to STI in Sections 11 through 13 hereof, inclusive, are for the benefit of STI and extend to, and cover, all of services provided by STAG to STI prior to the execution of this Agreement. Consequently, such provisions shall expressly cover all of STI’s predecessors in interest, by merger or otherwise.

(e) The Parties acknowledge that STI has entered into this Agreement in strict reliance upon the terms and conditions contained in Section 9 and Sections 11 through 17 hereof, inclusive, and that the same form an essential basis of the bargain between the parties. Consequently, the parties agree that the terms and conditions contained in Section 9 and Sections 11 through 17 hereof, inclusive, will survive and apply even if found to have failed of their essential purpose.

Section 18 No Breach of Prior Agreement.

The performance of STAG’s duties hereunder will not breach any invention, assignment, proprietary information, non-competition, confidentiality, or other agreement or understanding with any former employer or other Person, and none of the STAG Parties will not use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to STI. STI understands

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that situations may arise in the future that may require STI to discuss with his future employers the existence of this Agreement and each of the STAG Parties hereby expressly grants STI permission to do so.

Section 19 Notices.

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the STAG Parties:

Hans Hauser

Frohburgstrasse 20 a

C H 8006 Zurich Switzerland

With a copy to:

Arent Fox, PLLC

1050 Connecticut Avenue, NW

Washington, DC 20036

Attention: Richard N. Gale, Esq.

If to STI:

Safety Tech International, Inc.

c/o TVI Corporation

7100 Holladay Tyler Road, Suite 300

Glen Dale, Maryland 20769

Attention: Richard V. Priddy

With a copy to:

Whiteford, Taylor & Preston L.L.P.

7 St. Paul Street

Baltimore, Maryland 21202

Attention: Frank S. Jones, Jr., Esq.

or to such other address as a Party hereto shall designate to the other Party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof. Notice shall be deemed duly given when received by the addressee thereof, provided that any notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received.

Section 20 Waiver of Breach.

Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either any of the STAG Parties or of STI.

Section 21 Assignment.

None of the STAG Parties may assign its or his rights or delegate any of their duties hereunder; provided, however, that this Agreement shall inure to the benefit of and be binding upon the heirs, assigns

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or designees of the STAG Parties to the extent of any payments due to STAG hereunder. Notwithstanding anything to the contrary contained herein, STI shall be free to assign its rights and delegate its duties hereunder, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of STI, all as though such successors and assigns of STI and their respective successors and assigns were STI. As used in this Agreement, the term “STI” shall be deemed to refer to any such successor or assign of STI referred to in the preceding sentence.

Section 22 Withholding of Taxes.

All payments required to be made by STI to STAG hereunder shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as STI may reasonably determine it should withhold pursuant to any applicable law or regulation.

Section 23 Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

Section 24 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 25 Governing Law.

This Agreement has been entered into within the State of Maryland and shall be deemed performed therein. This Agreement shall be construed, interpreted and enforced in accordance only with the laws of the State of Maryland, without regard to its conflicts of law principles, and without regard to the United Nations Convention on Contracts for the International Sale of Goods. STI and the STAG Parties hereby agree that any suit, action or proceeding arising out of or based upon any claim hereunder shall be instituted against the STAG Parties in state or federal court in Maryland, and the STAG Parties and STI waive any objection they may have to the exclusive laying of venue of such suit, action or proceeding therein. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 26 Amendments.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement.

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Section 27 Third Party Beneficiaries.

Other than TVI which is an express third party beneficiary hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 28 Press Releases and Public Announcements.

No STAG Party shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of STI. STI may use the STAG Parties’ name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media during his engagement for any business purpose.

Section 29 Headings; Explanatory Note.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The Explanatory Note appearing at the beginning of this Agreement is not a mere recital but is an integral part of the agreement embodied hereby.

Section 30 Expenses.

Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Parties agree that in the event that a Party is successful in whole or in part in any legal action against the other Party hereunder (including, without limitation, an action to enforce the restrictions contained in Sections 11 through 17 hereof, inclusive), the prevailing Party will be entitled to recover all costs associated with such action, including reasonable attorneys’ fees, from the other Party.

Section 31 Construction.

(a) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including any and all schedules and exhibits hereto) and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive, and references to a Person are also references to its permitted successors and assigns.

(b) The only binding version of this Agreement shall be in the English language. In the event of any dispute, the English language version of this Agreement will control. The Parties hereby waive any and all defenses to the full enforcement of this Agreement, which defenses are based in whole or in part upon the failure, or claimed failure of any Party, to understand the English version of this Agreement. Any version of this Agreement that exists in any other language shall have no validity or weight whatsoever in the event of any dispute.

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(c) The Parties acknowledge that each Party and its respective counsel have reviewed and revised the English version of this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits, or schedules hereto.

Section 32 Entire Agreement.

This Agreement constitutes the entire agreement by STI and the STAG Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the STAG Parties and STI with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the STAG Parties and STI.

Section 33 Survival.

The obligations of Sections 4, 5, 11 through 17, 25, 28, 30, and this Section 33 shall survive any termination or expiration or other termination of this Agreement whatsoever.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

SAFETY TECH INTERNATIONAL, INC.

By:	/s/ DALE KLINE
Dale Kline, President and CEO

SAFETY TECH, AG

By:	/s/ HANS HAUSER
Hans Hauser, President and CEO

PRINCIPAL:

/s/ HANS HAUSER
Hans Hauser, individually